Privileged and Confidential

[●], 2020
[Executive Name]

Re:  2020 and 2021 3-Year Cash Long Term Incentive Program (“LTIP”) Awards
Dear [●]:
On behalf of Ascena Retail Group, Inc. and its subsidiaries (collectively, the “Company”), I am pleased to offer you the opportunity to receive an accelerated payment under your 2020 3-Year Cash Long-Term Incentive Program Award Agreement and 2021 3-Year Cash Long-Term Incentive Program Award Agreement (each, as defined below), subject to the terms and conditions contained in this letter agreement (this “Agreement”), which will be effective as of the date you execute and return a copy of this Agreement to the Company, as described on the signature page below.
1.Accelerated Awards. Subject to the terms and conditions set forth herein, on June 22, 2020, you will receive payment in respect of the 2020 Accelerated Award and the 2021 Accelerated Award (each as defined below).
(a)2020 Accelerated Award. You will receive a one-time, cash lump sum payment in the amount of $[●] (the “2020 Accelerated Award”), which amount represents the portion of the Award (as defined in the 2020 3-Year Cash Long-Term Incentive Program Award Agreement) earned based on actual achievement of the 2020 Cash LTIP Performance Goals (as defined below) for fiscal years 2018 and 2019. As a condition to receiving the 2020 Accelerated Award, you acknowledge and agree that the 2020 Accelerated Award represents the only amount payable to you under your 2020 3-Year Cash Long-Term Incentive Program Award Agreement, and accordingly, you hereby waive any and all rights to receive any additional payment under your 2020 3-Year Cash Long-Term Incentive Program Award Agreement in respect of the 2020 Cash LTIP Performance Goals for fiscal years 2018, 2019 and 2020.
(b)2021 Accelerated Award. You will receive a one-time, cash lump sum payment in the amount of $[●] (the “2021 Accelerated Award”), which amount represents the portion of the Award (as defined in the 2021 3-Year Cash Long-Term Incentive Program Award Agreement) earned based on actual achievement of the 2021 Cash LTIP Performance Goals (as defined below) for fiscal year 2019. As a condition to receiving the 2021 Accelerated Award, you acknowledge and agree that the 2021 Accelerated Award represents the only amount payable to you under your 2021 3-Year Cash Long-Term Incentive Program Award Agreement, and accordingly, you hereby waive any and all rights to receive any additional payment under your 2021 3-Year Cash Long-Term Incentive Program Award Agreement in respect of the 2021 Cash LTIP Performance Goals for fiscal years 2019, 2020 and 2021.

2.Vesting Conditions. Your Accelerated Awards will vest and be earned solely on the basis of your continued employment with the Company, with such continued employment required through (a) the 2020 Vesting Date, with respect to the 2020 Accelerated Award, and (b) the 2021 Vesting Date, with respect to the 2021 Accelerated Award. Unless such termination is a Qualifying Termination, you agree to repay to the Company (i) the 2020 Accelerated Award, if your employment with the Company terminates before the 2020 Vesting Date, and (ii) the 2021 Accelerated Award, if your employment with the Company terminates before the 2021 Vesting Date. Any repayment required by this Section 2 must be made within thirty (30) days following the applicable termination of employment. For the sake of clarity, you will not be required to repay the 2020 Accelerated Award or the 2021 Accelerated Award if (A) you are employed by the Company on (x) the 2020 Vesting Date, with respect to the 2020 Accelerated Award, or (y) the 2021 Vesting Date, with respect to the 2021 Accelerated Award, or (B) your employment with the Company terminates in a Qualifying Termination before the (I) 2020 Vesting Date, with respect to the 2020 Accelerated Award, or (II) the 2021 Vesting Date, with respect to the 2021 Accelerated Award.
3.Definitions. For purposes of this Agreement:
(a)“2020 3-Year Cash Long-Term Incentive Program Award Agreement” means that certain 2020 3-Year Cash Long-Term Incentive Program Award Agreement, by and between you and the Company, pursuant to which you received an Award (as defined therein) that vests based on the Company's achievement of certain 2020 3-Year Cash LTIP Performance Goals (as defined in Appendix A to that certain 2020 3-Year Cash Long-Term Incentive Program Terms and Conditions adopted under the Plan) for fiscal years 2018, 2019 and 2020.
(b)“2020 Vesting Date” means August 1, 2020.
(c)“2021 3-Year Cash Long-Term Incentive Program Award Agreement” means that certain 2021 3-Year Cash Long-Term Incentive Program Award Agreement, by and between you and the Company, pursuant to which you received an Award (as defined therein) that vests based on the Company’s achievement of certain 2021 3-Year Cash LTIP Performance Goals (as defined in Appendix A to that certain 2021 3-Year Cash Long-Term Incentive Program Terms and Conditions adopted under the Plan) for fiscal years 2019, 2020 and 2021.
(d)“2021 Vesting Date” means August 3, 2021.
(e)“Accelerated Awards” means, collectively, the 2020 Accelerated Award and 2021 Accelerated Award.
(f)“Cause” has the meaning set forth in the Plan.
(g)“Disability” means, with respect to your termination of employment or service with the Company, your failure or inability to perform substantially your usual duties and obligations on behalf of the Company for one hundred eighty (180) days during any two hundred seventy (270) day period because of any mental or physical incapacity, as determined by the Board of Directors of the Company or committee thereof in its sole discretion.
(h)“Executive Severance Plan” means the Ascena Retail Group, Inc. Executive Severance Plan, as amended and restated as of May 26, 2020.

(i)“Good Reason” has the meaning set forth in the Executive Severance Plan; provided, that, you are eligible to participate in the Executive Severance Plan.
(j)“Plan” means the Ascena Retail Group, Inc. 2016 Omnibus Incentive Plan (Amended and Restated Effective December 10, 2015), as amended from time to time.
(k)“Qualifying Termination” means the termination of your employment (i) by the Company for a reason other than Cause, (ii) due to your death or Disability or (iii) by you for Good Reason, if, and only if, in the case of any termination pursuant to clauses (i), (ii) or (iii), other than in the case of your death, you execute, and do not revoke, a release of employment related claims in a form to be provided by the Company within the time provided by the Company to do so.
4.Withholding Taxes and Other Deductions. The Company may withhold such federal, state and local taxes and make such other deductions, in each case, from any and all amounts payable to you hereunder, as the Company determines in its sole discretion may be required or appropriate to be withheld pursuant to any applicable law or regulation.
5.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its successors) or interfere in any way with the right of the Company (or its successors) to terminate your employment at any time.
6.Other Benefits. Each of the Accelerated Awards is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
7.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.
8.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
9.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to each Accelerated Award and supersedes any and all prior agreements or understandings between you and the Company with respect to each such Accelerated Award, whether written or oral, including, without limitation, the 2020 3-Year Cash Long-Term Incentive Program Award Agreement (provided, that, the covenants and representations set forth in the 2020 3-Year Cash Long-Term Incentive Program Award Agreement, if any, will survive) and the 2021 3-Year Cash Long-Term Incentive Program Award Agreement (provided, that, the covenants and representations set forth in the 2021 3-Year Cash Long-Term Incentive Program Award Agreement, if any, will survive). This Agreement may be amended or modified only by a written instrument executed by you and the Company.
10.Section 409A. The Accelerated Awards are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and accordingly, this Agreement will be interpreted in a manner consistent therewith.

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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Accelerated Awards, please sign, date and return a copy of this Agreement to Dahlia Belinkie, Vice President, Total Rewards on or before June 21, 2020. You should make a copy of the executed Agreement for your records.

Very truly yours,
ASCENA RETAIL GROUP, INC.

By:
Name:
Title:

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Accelerated Awards, and I hereby confirm my agreement to the same.
Dated: ______________, 2020
        [●]